REIMBURSEMENT AGREEMENT


                  This REIMBURSEMENT AGREEMENT ("Reimbursement Agreement") is made as of September 1, 2011, by and between Northeast Investors Growth Fund (the "Fund") and Northeast Management & Research Corporation, Inc. ("NMR").

                                   WITNESSETH:

                  WHEREAS, NMR and the Fund are parties to an Advisory and Service Contract dated as of May 1, 1987 (the "Contract"); and

                  WHEREAS, the Contract provides in Section 2(A) thereof that the Fund will be responsible for certain expenses, including costs and expenses involved in complying with all governmental bodies regulating the Fund and the issue and sale of its securities, which functions are currently carried out by Robert Kane as an employee of the Fund; and

                  WHEREAS, the Fund has requested for administrative convenience that NMR employ Mr. Kane to carry out such activities and NMR has agreed to do so subject to reimbursement by the Fund.

                  NOW, THEREFORE, the parties hereby agree as follows:

         1. Expense Reimbursement. NMR hereby agrees to employ Mr. Kane to perform the activities stated above for the Fund, and the Fund hereby undertakes to reimburse NMR in amounts necessary to provide for the compensation and benefits of Mr. Kane in performing such activities.

         2. Waiver at NMR's Discretion. The parties acknowledge that pursuant to
Section 2(B) of the Contract, NMR may, but is not obligated to, forego reimbursement hereunder at any time in its sole discretion.

         3.       Miscellaneous.
                  -------------

                  (a) This Agreement shall be governed by the laws of The Commonwealth of Massachusetts.

                  (b) Section or paragraph titles or captions are for convenience of reference only and shall not be deemed a part of this Agreement.

                  (c) Whenever possible, each part and provision of this Agreement shall be interpreted in such manner as to be valid under applicable law, but if any provision or part thereof shall be held to be unenforceable or invalid, such provision or part shall be ineffective or invalid only to the extent of such unenforceability or invalidity and the remaining provisions or parts of this Agreement shall continue in full force and effect.

                  (d) No amendment to this Agreement shall be binding upon the parties unless in writing and signed by each of them.

                  (e) This Agreement may be executed in any number of counterparts, reach of which shall be an original and all of which together shall constitute a single instrument.

                  IN WITNESS WHEREOF, the parties have caused this Reimbursement Agreement to be signed by their respective representatives thereunto duly authorized, as of the day and year first above written.

                         NORTHEAST INVESTORS GROWTH FUND


                                       By:
              -----------------------------------------------------



                             NORTHEAST MANAGEMENT &
                             RESEARCH COMPANY, INC.


                                       By:
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